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                                                                   Exhibit 99.2


The Rouse Company -- Clarification

August 20, 2004

COLUMBIA, Md.--(BUSINESS WIRE)--Aug. 20, 2004--A spokesperson for The Rouse Company (NYSE:RSE) indicated today that comments attributed to an employee of the Company concerning payment of a special dividend required clarification. As noted in the original press release announcing the transaction between The Rouse Company and General Growth Properties, Inc., Rouse may "pay a special dividend at or prior to the closing of the transaction to comply with REIT requirements." Whether or not such a special dividend will be required will depend on the necessity of the Company complying with certain obligations relating to the distribution of non-REIT earnings from one of its subsidiaries. The Company is in the process of determining whether any special dividend is necessary.

Headquartered in Columbia, Md., The Rouse Company was founded in 1939 and became a public company in 1956. A premier real estate development and management company, The Rouse Company, through its numerous affiliates, operates more than 150 properties encompassing retail, office, research and development and industrial space in 22 states. Additionally, the Company is the developer of the master-planned communities of Columbia and Fairwood in Maryland, Summerlin, along the western edge of Las Vegas, Nevada and Bridgelands, a new project on the western side of Houston, Texas. The Company is also an investor in The Woodlands, a planned community north of Houston, Texas.

This release includes forward-looking statements, which reflect the Company's current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical or anticipated results. The words "will," "plan," "believe," "expect," "anticipate," "should," "target," "intend," and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Rouse Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of certain factors that could cause actual results to differ materially from historical or anticipated results, including real estate investment risks, development risks and changes in the economic climate, see Exhibit 99.1 of The Rouse Company's Form 10-Q for the quarter ended June 30, 2004.

    CONTACT: The Rouse Company

             Timothy J. Lordan, 410-992-6546

             www.therousecompany.com

    SOURCE: The Rouse Company